GRANT THORNTON
Grant Thornton LLP
Accountants and
Management Consultants

Board of Directors and Shareholders
Kenilworth Fund, Inc.

In planning and performing our audit of the financial statements of Kenilworth Fund, Inc. for the year ended December 31, 2001, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR and not to provide assurance on the internal control structure.

The management of the Fund is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with accounting principles generally accepted in the United States of America.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal
course of performing their assigned functions.   However, we
noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of management and Board of Directors of Kenilworth Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other that these specific parties.

/s/ Grant Thornton, LLP
Chicago, Illinois
January 11, 2002

700 One Prudential Plaza
130 E. Randolph Drive
Chicago, IL  60601-6203
T 312.856.0200
F 312.565.4719
W www.grantthornton.com

Grant Thornton LLP
US Member Firm of Grant Thornton International